Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 13, 2026, relating to the consolidated financial statements of Kopin Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 27, 2025.

/s/ BDO USA, P.C.

Boston, Massachusetts

August 12, 2026